Exhibit 99.1

ToughBuilt Industries, Inc. Announces $40 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

Lake Forest, Calif, July 11, 2021 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. (“ToughBuilt” or the “Company”) (NASDAQ: TBLT; TBLTW), today announced that it has entered into securities purchase agreements with certain institutional investors for the issuance and sale of 46,029,920 shares of common stock and warrants to purchase up to 23,014,960 shares of common stock, at a purchase price of $0.869 per share and accompanying warrant in a registered direct offering priced at-the-market under Nasdaq rules. The warrants will be immediately exercisable at an exercise price of $0.81 per share of common stock and will expire five years from the date of issuance. The closing of the offering is expected to occur on or about July 14, 2021, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company are expected to be approximately $40 million, before deducting placement agent fees and other offering expenses. ToughBuilt currently intends to use the net proceeds from the offering for working capital purposes.

The securities described above are being offered pursuant to a “shelf” registration statement on Form S-3 (Registration No. 333-252630) (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on February 8, 2021. A prospectus supplement to the prospectus contained in the Registration Statement relating to the offering will be filed with the SEC. Electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue 3rd Floor, New York, New York 10022, or by calling (212) 856-5711 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ToughBuilt Industries, Inc.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

Forward Looking Statements:

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements, and include, without limitation, the completion of the registered direct offering; the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) delays in bringing products to key markets, (iii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (iv) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) our reliance on single suppliers for certain product components, (x) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain, (xi) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction, (x) market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10 K and its Quarterly Reports on Form 10 Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

KCSA Strategic Communications

David Hanover

ToughBuilt@KCSA.com